U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[X] Form 10K [ ] Form 20F [ ] Form 11K [ ] Form 10Q [ ] Form N-SAR

For Period Ended:  June 30, 2007

[ ]  Transition Report on Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-QSB
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not applicable.

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:            Xinhua China Ltd.

Former Name if Applicable:

Address of Principal Executive
Office (Street and Number):         A-11 Chanwai Men Property Trade
                                    Center Office Building
                                    No. 26 Chaoyanmen Wai Street

City, State and Zip Code:           Chaoyang District, Beijing
                                    People's Republic of China


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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]  (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b)   The subject annual report, semi-annual report, transition

          report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or

          portion thereof will be filed on or before the fifteenth

          calendar day following the prescribed due date; or the

          subject quarterly report or transition report on Form 10-QSB,

          or portion thereof will be filed on or before the fifth

          calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule

          12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

Xinhua China Ltd., a Nevada corporation (the "Company"), previously announced in the filing of a current report on Form 8-K that the Company recently engaged the services of a new auditor. Therefore, management of the Company deems that additional time is appropriate and necessary for the preparation and audit of the Company's financial statements for fiscal year ended June 30, 2007 in order to ensure complete and accurate disclosure in its Annual Report on Form 10-K.

The Company intends to file its Annual Report on Form 10-K by October 15, 2007.


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PART IV - OTHER INFORMATION
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     (1)  Name and telephone number of person to contact in regard to this notification: Diane D. Dalmy  303.985.9324.

     (2)  Have all other period  reports  required  under  section 13 or

          15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was

          required to file such reports(s) been filed? If the answer is no, identify report(s).

          [X] Yes [ ] No.

     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be

          included in the subject report or portion thereof?

          [ ] Yes [X] No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                XINHUA CHINA LTD.
                      --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: September 28, 2007                 By: /s/ Xianping Wang
      ------------------                    ------------------------------------
                                            Harold W. Gardner, President/Chief
                                            Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.

If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)